PROTECTIVE INSURANCE CORPORATION ANNOUNCES APPOINTMENT OF JAY NICHOLS AS INTERIM CHIEF EXECUTIVE OFFICER

Carmel, Indiana (October 19, 2018)—Protective Insurance Corporation (NASDAQ: PTVCA) (NASDAQ: PTVCB) (the "Company") has accepted the resignation of W. Randall Birchfield as the Company's Chief Executive Officer, President, and Chief Operating Officer.  Mr. Birchfield's resignation is not related to management issues or performance of the Company.
The Company has appointed John "Jay" Nichols as the Company's Chairman of the Board and Interim Chief Executive Officer, effective immediately.
"Jay has a proven track record in the insurance industry and a broad range of skills that are a perfect match for our current needs," said Stuart Bilton, Lead Director. "We are pleased that Jay has accepted the Interim CEO role and are highly confident that he and our existing management team will provide consistent leadership to Protective Insurance moving forward."
Mr. Nichols is well known in the insurance industry and has served on the Company's Board of Directors since May 2017, most recently as Chairman of the Audit Committee. He was Chief Executive Officer of AXIS Re, a leading reinsurer to global property and casualty insurance companies, from April 2012 until February 2017. Prior to his tenure at AXIS Re, Mr. Nichols served as President of RenaissanceRe Ventures Ltd., where his role encompassed business development and management of joint ventures and venture capital businesses. Mr. Nichols has also held various leadership positions with Hartford Steam Boiler, and Monarch Capital, and previously worked for the accounting firm Matson, Driscoll, and D'Amico.  He also serves on the Board of Directors for Delaware North Companies, National General Holdings Corp., and Brit Re and serves on the Board of Governors for the Parsons School of Design.
The Board of Directors is conducting a search process to identify a permanent CEO.  Additionally, the Board has decided to form a sub-committee, consisting of key stakeholders, to explore opportunities to continue to maximize long-term shareholder value, including evaluating potential strategic partnerships or transactions. There is no assurance that the Company will pursue or complete a strategic partnership or transaction.

ABOUT PROTECTIVE INSURANCE CORPORATION
Protective Insurance Corporation (formerly Baldwin & Lyons, Inc.), based in Carmel, Indiana, is a property-casualty insurer specializing in marketing and underwriting property, liability and workers' compensation coverage for trucking and public transportation fleets, as well as coverage for trucking industry independent contractors.  In addition, the Company offers workers' compensation coverage for a variety of operations outside the transportation industry.
Forward-looking statements in this release including but not limited to statements regarding Mr. Nichols' leadership as Interim CEO and the Company's search for a permanent CEO and exploration and evaluation of potential strategic partnership and transactions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.
Media Contact:
Matt Thompson
(317) 429-2684
mthompson@protectiveinsurance.com

Investor Contact:
William Vens
(317) 429-2554
 investors@protectiveinsurance.com